UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2016

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

See Item 2.03 and Item 3.02 below.

Item 1.02. Termination of a Material Definitive Agreement

See Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2016, CAS Medical Systems, Inc. (the "Company") entered into a Loan and Security Agreement (the "Loan Agreement") with Solar Capital Ltd. ("Solar"), in its capacity as administrative and collateral agent and as lender, and Western Alliance Bank, as lender (collectively, the "Lenders").  Pursuant to the Loan Agreement, the Lenders are providing the Company with (i) a 48-month secured term loan in the amount of $8,000,000 (the "Term Loan") and (ii) a Revolving Loan in the maximum amount of $2,500,000 (the "Revolver").  The Revolver expires on July 1, 2018 and the Term Loan matures on July 1, 2020.  The obligations under the Loan Agreement are secured by a lien on substantially all assets of the Company.

The Term Loan bears interest at a floating rate equal to 8.75% plus the 30-day LIBOR rate.  Under the Term Loan, 36 equal payments of $222,222 commence on August 1, 2017 with one final payment in an amount equal to the remaining principal balance on the final maturity date. Principal payments under the Term Loan may be deferred an additional six months if the Company reaches a specified product line revenue target for the twelve months ending June 30, 2017.

Revolver advances will bear interest at a floating rate equal to 2.5% plus the higher of (i) 3.5% per annum or (ii) a specified prime rate.  Maximum borrowings under the Revolver are based upon the Company's eligible accounts receivable as defined in the Loan Agreement.

The Company has the right to prepay the Term Loan in whole but not in part at any time.  If the Term Loan is prepaid prior to maturity, an additional fee of two percent of the Term Loan amount is due if such prepayment takes place within one year from the closing date and thereafter the additional fee declines to one percent for any prepayment taking place after such first anniversary and prior to the scheduled maturity date.  Amounts prepaid under the Term Loan may not be re-borrowed.  Upon repayment of the Term Loan at any time, the Lenders are entitled to an additional fee equal to four percent of the Term Loan amount.  A separate early termination fee equal to one percent of the Revolver commitment amount is payable only if the Revolver is terminated on or before the one-year anniversary of the closing date.

The Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to grant liens on the pledged collateral, incur additional indebtedness, make certain investments and acquisitions and dispose of assets outside the ordinary course of business. The Loan Agreement also contains a financial covenant requiring the Company to maintain a continuing level of cash plus available borrowing capacity based on a formula.

Upon an event of default, the Bank may declare all outstanding principal and accrued but unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Loan Agreement. The events of default under the Loan Agreement include payment defaults, breaches of covenants or representations and warranties, a material adverse change, certain adverse regulatory events, specified change of control events, and bankruptcy events.

The Company's existing secured term loan with Solar (as successor to Healthcare Financial Solutions, LLC and General Electric Capital Corporation) was repaid in full at the closing and the revolving line-of-credit with Solar, which had no outstanding balance, was terminated.  The Company paid a fee of $218,000 in connection with the termination of such prior credit facility, in lieu of the contractual fee otherwise payable upon repayment.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the Loan Agreement described above, on June 30, 2016, the Company issued, to the Lenders, Warrants (the "Warrants"), pursuant to which the Lenders received the right to purchase an aggregate of 64,655 shares of Company common stock for a ten-year period expiring on June 30, 2026, at an exercise price of $1.856 per share (of which 48,491 shares may be purchased by Solar and 16,164 shares may be purchased by Western Alliance Bank).

The amount of shares issuable pursuant to the Warrants, and the exercise price thereof, are subject to adjustment only in the event of stock splits, subdivisions, reclassifications, exchanges, combinations, and similar transactions.  The Warrants also contain a cashless exercise provision.

The issuance of the Warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Warrants does not purport to be complete and is qualified in their entirety by reference to the full text of the Warrants, which are included as Exhibit 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Loan and Security Agreement dated June 30, 2016, between the Company, Solar Capital Ltd. and Western Alliance Bank
10.2	Warrant dated June 30, 2016 issued to Solar Capital Ltd.
10.3	Warrant dated June 30, 2016 issued to Western Alliance Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: July 5, 2016	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer

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